DOW JONES & COMPANY, INC.
CONTINGENT STOCK RIGHT AGREEMENT

AGREEMENT between Dow Jones & Company, Inc., a Delaware corporation (the "Company"), and the employee to whom a Contingent Stock Right has been granted and who has agreed to be subject to the terms of this Agreement (the "Grantee"),

W I T N E S S E T H:

1.  Grant of Contingent Stock Right.  Pursuant to the provisions of the Dow Jones 2001 Long Term Incentive Plan (the "Plan"), the Company hereby grants to Grantee, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, a Contingent Stock Right with respect to the number of shares of Common Stock ($1.00 par value) of the Company ("Common Stock") of which Grantee has been given notice by the Company ("Notice") as of the Date of Grant set forth in such Notice (the "Maximum Award").

2.  Terms and Provisions.  The Contingent Stock Right is subject to the following terms and provisions:

     (a)  Performance Period.  The Performance Period shall be the three calendar years 2006 through 2008.

     (b)  Performance Criteria.  The Compensation Committee appointed by the Board of Directors of the Company to administer the Plan (the "Committee") shall employ such criteria for evaluating the performance of the Grantee and the Company, an affiliate of the Company as defined in the Plan (any such affiliate being hereinafter called an "Affiliate"), or a division or operation of the Company, over the Performance Period as the Committee shall deem appropriate in determining whether and to what extent the Maximum Award shall be earned (the "Performance Criteria").

     (c)  Dividend Equivalents.  Grantee shall be entitled to receive payment of the same amount of cash as he or she would have received as cash dividends if, on each dividend record date during the entire Performance Period, Grantee had been the holder of record of the number of shares of Common Stock in the Maximum Award (as adjusted pursuant to paragraph 5 hereof).

     (d)  Final Awards.

        (i) Determination of Final Awards.  Within 90 days preceding or following the completion of the Performance Period, the Committee shall determine the percentage (not to exceed 100%), if any, of the Maximum Award (as adjusted pursuant to paragraph 5 hereof) to be awarded finally to Grantee (the number of full shares of Common Stock resulting from the application of such percentage being hereinafter called the "Final Award").  In making such determination, the Committee shall determine the extent to which the Performance Criteria were achieved.  The Committee shall have no discretion to increase the Final Award as determined solely on the basis of the extent to which Performance Criteria were achieved.

       (ii) Distribution of Final Awards.  Following such determination, Grantee may elect, subject to the approval of the Committee, to receive all or a portion of such Final Award in cash, or Common Stock, or a combination of both.  If Grantee elects, with the approval of the Committee, to receive all or a portion of such Final Award in cash, the Company shall pay to Grantee, as soon thereafter as practicable, an amount equal to the fair market value of Common Stock on the date of such Final Award multiplied by the number of shares of Common Stock as to which such election has been made.  If Grantee elects to receive all or a portion of such Final Award in Common Stock, the Company shall issue certificates for the number of shares of Common Stock as to which such election has been made, registered in the name of Grantee.  Concurrently with the payment of such amount or the issuance of such certificates, the Company shall deliver to Grantee an amount equal to the cash dividends Grantee would have received with respect to the shares of Common Stock representing the Final Award if Grantee had been the holder of record of such shares immediately following completion of the Performance Period.

      (iii) Withholding of Taxes.  As a condition precedent to the payment of any amount or the issuance and delivery of certificates for shares of Common Stock hereunder, appropriate arrangements shall be made for the withholding of any federal, state, foreign or local taxes.  At Grantee's election, the Company may satisfy such tax withholding obligation by withholding cash or shares of Common Stock with an aggregate fair market value equal to the tax required to be withheld.

     (e)  Termination of Service During Performance Period.

        (i) Death, Disability or Retirement.  If Grantee terminates employment with the Company or an Affiliate prior to the distribution of the Final Award following expiration of the Performance Period because of his or her death, permanent disability or retirement after having attained both 62 years of age and ten or more years of service with the Company or an affiliate of the Company as defined in the Plan (an"Affiliate"), then (except as otherwise provided in paragraph 2(e)(ii)) the Committee shall have sole and absolute discretion to determine the number of shares, if any, in the Maximum Award with respect to which the Grantee shall be deemed to have satisfied the Performance Criteria, and the percentage of such shares to be included in the Final Award.  Following such Committee determination, Grantee or, following his or her death, his or her Beneficiary, may elect, subject to the approval of the Committee, to receive all or a portion of such Final Award in cash, or Common Stock, or a combination of both.  As soon as practicable following any such determination and election, the Company shall satisfy the Final Award by (A) paying to Grantee or his or her Beneficiary, as the case may be, the amount calculated as provided in paragraph 2 (d) (ii) with respect to the number of shares of Common Stock as to which an election to receive cash has been made, and (B) issuing to Grantee or his or her Beneficiary, as the case may be, certificates for the number of shares of Common Stock as to which an election to receive Common Stock has been made.

       (ii) Other Termination.  If Grantee's employment with the Company or an Affiliate terminates prior to the distribution of the Final Award following expiration of the Performance Period (A) within 180 days following either commencement of the Performance Period or the Date of Grant, whichever occurs later, or (B) for any reason other than death, permanent disability or retirement after having attained both 62 years of age and ten or more years of service with the Company or an Affiliate, then this Contingent Stock Right shall be forfeited and cancelled forthwith, unless the Committee, in its sole discretion, shall determine otherwise, or Grantee has an agreement with the Company, or is covered by a Company plan, that provides otherwise.

3.  Restrictions on Transfer.  This Contingent Stock Right shall not be transferable other than by will or the laws of descent and distribution.

4.  Designation of Beneficiary.  Grantee may file with the Company a written designation of a beneficiary or beneficiaries hereunder (the "Beneficiary") and may from time to time revoke or change any such designation.  Any designation of Beneficiary shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such Beneficiary to any rights hereunder, the Committee may determine to recognize only the legal representative of Grantee, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

5.  Adjustments in Event of Change in Common Stock.  In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares to which this Contingent Stock Right relates shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to Grantee hereunder.  Any adjustment so made shall be final and binding upon Grantee.

6.  No Rights as Stockholder or to Continuance of Employment.  Grantee shall have no rights as a stockholder with respect to any shares of Common Stock to which this Contingent Stock Right relates prior to the date of issuance to him or her of a certificate or certificates for such shares.  This Contingent Stock Right shall not confer upon Grantee any right with respect to continuance of employment by the Company or any Affiliate, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time.

7.  Compliance With Government Law and Regulations.  This Contingent Stock Right, the grant of any Final Award hereunder and the obligation of the Company to deliver shares under any such Final Award shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.  The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (i) the listing of such shares on any stock exchange on which the Common Stock may then be listed, and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

8.  Grantee Bound by Plan.  Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

9.  Notices.  Any notice hereunder to the Company shall be addressed to it at its office, P.O. Box 300, Princeton, New Jersey 08543-0300, Attention: Stock Plan Administrator, and any notice hereunder to Grantee shall be addressed to Grantee at his or her address as shown on the Company's records, subject to the right of either party to designate at any time hereafter in writing some other address.

IN WITNESS WHEREOF, Dow Jones & Company, Inc. has caused this Agreement to be executed on its behalf by a Vice President and Grantee has accepted the terms of this Agreement by electronic signature, both as of the Date of Grant.

Dow Jones & Company, Inc.

By:	/s/ James A. Scaduto
James A. Scaduto
Vice President, Human Resources